Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS $11.8M IMPROVEMENT IN NET INCOME ON 11.4% LOWER SALES FOR THE FIRST QUARTER 2020

COLUMBUS, Ohio - May 11, 2020 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”) today announced results for the first quarter ended March 31, 2020.

The Company had net income of $8.0 million in the first quarter of 2020 compared to a net loss of $3.8 million for the first quarter of 2019.

“The turn-around phase of Core Molding is complete and we are now focusing our efforts on continuous improvement and profitable growth,” said David Duvall, President and Chief Executive Officer. “Our immediate focus is on providing a safe work environment for our employees and supporting our local communities in getting through the COVID-19 pandemic by producing personal protective equipment. How we treat people and customers during this difficult time will be how we are remembered. We expect to come out of the pandemic stronger than when it started. I especially want to thank all of our employees for their contributions and dedication throughout this challenging time,” Duvall continued.

Sales declined in the first quarter of 2020, due to the industry demand decline in North American heavy-duty trucks. Based on industry analysts’ estimates, the North American heavy-duty truck industry production decreased approximately 28% in the first quarter of 2020 compared to the same period in the prior year. Net sales decreased $8.2 million or 11.4% for the first quarter of 2020 compared to the same period last year. Product sales, excluding tooling sales, decreased $9.5 million or 13.3% for the first quarter of 2020 compared to the first quarter of 2019.

First Quarter 2020 Compared to First Quarter 2019:

•	Net sales were $64.0 million compared to $72.3 million.

•	Product sales were $61.9 million compared to $71.5 million.

•	Gross margin was 16.8% compared to 4.4%.

•	Selling, general and administrative expenses were $6.5 million compared to $7.2 million.

•	Operating income was $4.3 million compared to operating loss of $4.0 million.

•	Net income was $8.0 million, or $0.97 per diluted share, compared with net loss of $3.8 million, or $0.49 per diluted share.

•	Cash flow from operations was $5.4 million compared to $2.9 million.

First quarter 2020 gross margin improved by 3.8 times or 282% compared to first quarter of the prior year. Significantly improved operational performance, reduced selling, general and administrative expenses and

Exhibit 99.1

a $5.6 million favorable impact from the utilization of a fully reserved tax net operating loss allowed the company to achieve a net income of $8.0 million for the quarter. Excluding the net operating loss benefit, net income would have been $2.3 million or $.0.28 per share for the first quarter. “We are now seeing the results in the overall operating performance, as our integrated operational systems begin working together to create flow and eliminate daily disruptions,” said Eric Palomaki, Executive Vice President of Operations. “The improvement in financial performance was driven by sustained productivity improvements, across the organization, that we have been relentlessly focused on improving throughout the turnaround. It is a clear picture showing that we are now running a profitable business. It has taken a lot of work by all of us to make this happen and I want to thank the entire team for bringing Core back to profitability,” said John Zimmer, Chief Financial Officer. “It is both rewarding and exciting to see the winning culture that has been created at Core. We are building a strong employer brand that will help us retain and hire highly qualified team members,” said Renee Anderson, Executive Vice President of Human Resources.

Financial Position at March 31, 2020:

•	Total assets of $174.7 million.

•	Total debt of $44.2 million.

•	Stockholders’ equity of $90.7 million.

The Company’s debt to equity ratio is 49%. During the first quarter 2020 the Company reduced its outstanding debt by $5.3 million. The Company is currently in default of its credit facility as a result of not achieving certain financial covenant requirements. The Company is operating under a forbearance agreement that extends through May 29, 2020. The Company continues to seek refinancing alternatives, although the impact of COVID-19 and the resulting economic uncertainty due to the pandemic have delayed the Company’s ability to complete a refinancing. The Company and its current lenders intend to extend the forbearance period to allow the Company to complete its refinancing once the immediate impacts of COVID-19 subside.

COVID 19 Impact
Several of the Company’s major customers suspended operations during April due to reduced demand and the impact of government regulations and mandates. As a result, Company product revenues declined approximately 72% in April as compared to the prior three months’ average. The Company has begun to increase production starting May 4, 2020 and expects to increase production throughout the month of May as customers come back online and supply chains stabilize.

In order to protect our financial stability, the Company implemented cost reduction measures to reduce operating costs, including temporary layoffs of hourly employees, layoffs and furloughs of salaried employees, temporary reduction in salaries, and discretionary spending reductions. We are also benefiting from the government programs in the United States and Canada. The Company is closely monitoring its existing available liquidity. As of May 8, 2020 the Company had $.8 million drawn on its available $20 million line of credit. The Company is working closely with its lending group to manage available liquidity in order to transition through the effects of the pandemic.

The extent to which COVID-19 will impact the business, results of operations, financial condition or liquidity is uncertain and will depend on future developments, including the spread and duration of the virus, potential actions taken by governmental authorities, and how quickly economic conditions stabilize and recover.

Exhibit 99.1

Outlook
Based on industry analysts’ projections and customer forecasts, the Company expects heavy and medium duty truck sales levels to decline in 2020, due to both lower cyclical demand and the COVID-19 pandemic. Customers in the marine industry are also projecting a reduction in 2020 sales resulting from the COVID-19 pandemic. “Although demand in certain industries has been negatively impacted by the pandemic, we are seeing solid demand in our construction, building products and energy business which demonstrates the benefit from diversification that we have achieved over the past four years,” said Mr. Zimmer.

“It has been a lot work and dedication by the entire team to deliver on our performance metrics and beat our first quarter metric based targets. Through demonstrated results, our operational system is driving the elimination of waste to improve our profitability. We continue to track countless opportunities for improvement which we are continuing to execute, despite the temporary disruption due to the virus,” said Mr. Palomaki. “I am even more excited as I work with our teams in helping to drive our operations and engineering to world class levels, especially when I see how far we have progressed in the last year,” concluded Mr. Palomaki.

“We have implemented a solid operational foundation, with a continuous improvement mindset, for our business. Our focus will now be on executing a fact based and data driven Go-To-Market strategy to grow our business and provide value to our customers by leveraging our industry-leading portfolio of composite and plastic solutions. We have successfully created a solid foundation and we are now focused on building the platform to provide value to the market while aggressively growing our business,” said Mr. Duvall.

About Core Molding Technologies, Inc.
Core Molding Technologies and its subsidiaries operate in the composites market as one operating segment as a molder of thermoplastic and thermoset structural products. The Company's operating segment consists of two component reporting units, Core Traditional and Horizon Plastics. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound ("SMC"), bulk molding compounds ("BMC"), resin transfer molding ("RTM"), liquid molding of dicyclopentadiene ("DCPD"), spray-up and hand-lay-up, glass mat thermoplastics ("GMT"), direct long-fiber thermoplastics ("D-LFT") and structural foam and structural web injection molding ("SIM"). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ manufacturing operations have a significant fixed cost component. Accordingly, during periods of changing demand, the profitability of Core Molding Technologies’ operations may change proportionately more than revenues from operations.

This press release may contain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking

Exhibit 99.1

statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; the adverse impact of coronavirus (COVID-19) global pandemic on our business, results of operations, financial position, liquidity or cash flow, as well as impact on customers and supply chains; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2019.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)
(in thousands, expect per share data)

	Three Months Ended
	March 31,
	2020	2019
Net sales:
Products	$61,930	$71,451
Tooling	2,093	815
Total net sales	64,023	72,266

Total cost of sales	53,257	69,117

Gross margin	10,766	3,149

Selling, general, and administrative expense	6,505	7,166

Operating income (loss)	4,261	(4,017)

Other income and expense
Interest expense	1,174	896
Net periodic post-retirement benefit cost	(20)	(24)
Total other income and expense	1,154	872

Loss before taxes	3,107	(4,889)

Income tax expense (benefit)	(4,854)	(1,044)

Net (loss)	$7,961	$(3,845)

Net (loss) per common share:
Basic	$0.97	$(0.49)
Diluted	$0.97	$(0.49)

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 3/31/2020 (Unaudited)	As of 12/31/2019
Assets:
Cash	$1,422	$1,856
Accounts Receivable, net	28,035	32,424
Inventories, net	19,632	21,682
Other Current Assets	10,016	5,263
Property, Plant and Equipment, net	77,419	79,206
Goodwill	17,376	17,376
Intangibles, net	12,977	13,464
Right of Use Asset	4,159	4,484
Other Long-Term Assets	3,680	3,551
Total Assets	$174,716	$179,306

Liabilities and Stockholders' Equity
Current Portion of Long-Term Debt	$44,162	$49,451
Accounts Payable	12,418	19,910
Contract Liabilities	2,654	3,698
Compensation and Related Benefits	5,790	5,515
Accrued Other Liabilities	7,431	5,260
Other Non-Current Liabilities	3,626	3,119
Post Retirement Benefits Liability	7,913	7,927
Stockholders' Equity	90,722	84,426
Total Liabilities and Stockholders' Equity	$174,716	$179,306

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$7,961	$(3,845)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,823	2,562
Deferred income tax	517	—
Share-based compensation	316	350
Gain on foreign currency translation	(74)	(19)
Change in operating assets and liabilities:
Accounts receivable	4,389	(5,844)
Inventories	2,050	(350)
Prepaid and other assets	(4,882)	1,396
Accounts payable	(7,444)	7,441
Accrued and other liabilities	(184)	1,300
Post retirement benefits liability	(93)	(106)
Net cash provided by operating activities	5,379	2,885

Cash flows from investing activities:
Purchase of property, plant and equipment	(456)	(3,404)
Net cash used in investing activities	(456)	(3,404)

Cash flows from financing activities:
Gross repayments on revolving line of credit	(38,814)	(51,277)
Gross borrowings on revolving line of credit	34,582	51,961
Payment of principal on terms loans	(1,125)	(844)
Payment of deferred loan costs	—	(422)
Net cash used in financing activities	(5,357)	(582)

Net change in cash and cash equivalents	(434)	(1,101)

Cash and cash equivalents at beginning of period	1,856	1,891

Cash and cash equivalents at end of period	$1,422	$790

Cash paid for:
Interest	$1,088	$858
Income Taxes	$185	$808

Non cash:
Fixed asset purchases in accounts payable	$184	$1,028

Exhibit 99.1